Exhibit 99.1

United Security Bancshares, Inc. Announces Quarterly and Nine Month Earnings

          THOMASVILLE, Ala., Oct. 30 /PRNewswire-FirstCall/ -- United Security Bancshares, Inc. (Nasdaq: USBI) (USB) today reported net income for the quarter ended September 30, 2006, of $3,455,000 compared to $3,721,000 for the same period of 2005.  On a diluted per share basis, net income for the third quarter of 2006 was $0.54, compared to $0.58 for the same period of 2005. While net income shows a decrease quarter-to-date, year-to-date net income increased $11,000 from $10,600,000 in 2005 to $10,611,000 in 2006.  Likewise, net income per share increased from $1.65 in 2005 to $1.66 in 2006.

          Net interest income increased 4.9% in the third quarter of 2006 compared to the same period in 2005.  The net yield on earning assets improved from 7.36% at September 30, 2005, to 7.49% at September 30, 2006.  This increase is due to an overall increase in the average yield on loans and investments as well as increased volume of earning assets.  An increase in non-performing assets required an increase in the provision for loan losses of $101,000 year- to-date, compared to last year.  Non-interest income increased slightly but was offset by increased non-interest expense and income taxes year-to-date 2006 compared to 2005.

          Performance ratios remain strong with return on average assets of 2.24% and return on average equity of 16.10%.

           At September 30, 2006, total assets amounted to $645,497,000, a 3.7% increase over September 30, 2005.  Total deposits showed an increase of $20,087,000, or 4.7%. Loans, net of unearned discount, increased 3.3% to $442,765,000, and shareholders’ equity totaled $89,696,000, which represented a book value of $14.18 per share.  Dividends remain at $0.23 per share for the third quarter.

UNITED SECURITY BANCSHARES, INC.
(Unaudited Financial Highlights)
(In thousands, except per share amounts and percentages)

	Three Months Ended September 30,		Nine Months Ended September 30,

	2006	2005	2006	2005

Earnings Summary:
Net Interest Income	$10,751	$10,249	$32,206	$30,183
Provision for Credit Losses	763	947	2,553	2,452
Non-Interest Income	1,548	1,496	4,216	3,992
Non-Interest Expense	6,322	5,710	18,005	17,113
Income Before Income Taxes	5,214	5,088	15,864	14,610
Income Tax Provision	1,759	1,367	5,253	4,010
Net Income	$3,455	$3,721	$10,611	$10,600
Earnings Per Share:
Basic and Diluted	$0.54	$0.58	$1.66	$1.65
Dividends Per Share	$0.23	$0.20	$0.84	$0.75

	September 30,

	2006	2005

Balance Sheet Summary:
Total Assets	$645,497	$622,567
Total Earning Assets	585,308	565,220
Loans, Net of Unearned Discount	442,765	428,813
Allowance for Credit Losses	7,522	7,371
Total Deposits	450,681	430,594
Common Shareholders’ Equity	89,696	86,585
Book Value Per Share	$14.18	$13.47
Average Balance Sheet Data:
Total Assets	$631,993	$602,429
Total Earning Assets	575,091	548,369
Loans, Net of Unearned Discount	443,683	412,897
Total Deposits	440,827	413,283
Common Shareholders’ Equity	88,117	84,404
Performance Ratios:
Return on Average Assets	2.24%	2.35%
Return on Common Equity	16.10%	16.79%
Average Shares Outstanding:
Basic and Diluted	6,383	6,428

          Statements contained in this press release which are not historical facts are forward-looking statements.  Such forward-looking statements are necessarily estimates reflecting the best judgment of USB’s senior management based upon current information and involve a number of risks and uncertainties.  Certain factors which could affect the accuracy of such forward-looking statements are identified in the public filings made by USB with the Securities and Exchange Commission, and forward-looking statements contained in this press release or in other public statements of USB or its senior management should be considered in light of those factors.  There can be no assurance that such factors or other factors will not affect the accuracy of such forward-looking statements.

SOURCE  United Security Bancshares, Inc.
          -0-                    10/30/2006
          /CONTACT:  Larry Sellers or Robert Steen, +1-334-636-5424, of United Security Bancshares, Inc./
          (USBI)